Exhibit 99.1

Dean Foods Appoints Eric Beringause as President and CEO

Industry Veteran Brings More Than Three Decades of Experience in Food, Beverage and Consumer Products Industries to Lead Dean Foods’ Transformation

DALLAS — July 26, 2019 — Dean Foods Company (NYSE: DF) today announced that Eric Beringause has been appointed President and Chief Executive Officer and a member of the Dean Foods Board of Directors, effective July 29, 2019. Beringause succeeds Ralph Scozzafava, who has stepped down as CEO and resigned from his position on the Board.

Beringause brings to Dean Foods more than 30 years of transformational leadership and operational experience at a broad range of blue-chip brands in the food, beverage and consumer products industries, including expertise in food processing and branded and contract manufacturing. Most recently, he served as CEO of Gehl Foods, LLC, a market-leading producer of dairy-based beverages and food products. Prior to that, he served as CEO of Advanced Refreshment LLC, one of the largest U.S. producers of private-label bottled water and water-based beverages, and as CEO of Sturm Foods, Inc., a leader in private-label food products, specialty food brands and contract manufacturing. Earlier in his career, Beringause held various business development, finance, and sales and marketing roles at Alcoa Consumer Products, Gerber Infant & Baby Products, ConAgra, Inc./Grist Mill, Nestle, Inc., Nabisco Brands and The Pillsbury Company.

“We believe Eric is the right leader to drive the transformation of the business as the Company continues to execute on its enterprise-wide cost productivity plan and its previously announced exploration of strategic alternatives,” said Jim Turner, Non-Executive Chairman of the Dean Foods Board. “He has a long track record of creating value in dairy and consumer products companies, as well as a unique combination of turnaround and operational expertise.”

“I am honored to join Dean Foods at this important juncture,” said Beringause. “Dean Foods is the nation’s largest dairy processor and a leader in the industry, and I am excited to work with the Board and management team to leverage our scale and substantial assets to realize the significant opportunities available to transform our company. My top priority will be to ensure we have the right footprint and strategies in place to drive sustainable growth and profitability for the benefit of our shareholders, employees, customers and other stakeholders.”

Turner continued, “On behalf of the entire Board, I want to thank Ralph for his service and contributions to Dean Foods over the past five years. We appreciate his dedication to the Company and we wish him all the best in the future.”

Upcoming Webcast of Second Quarter 2019 Earnings Conference Call

The Company will host a live webcast of its second quarter 2019 earnings conference call on Tuesday, August 6 at 9:00 a.m. Eastern Time. The webcast is expected to last approximately one hour and will be accessible by visiting http://www.deanfoods.com/our-company/investor-relations/ and by clicking “Webcasts.”

The webcast will be accessible on most operating systems and browsers. A webcast replay will be available for approximately 45 days following the event within the Investor Relations section of the Company’s website.

About Dean Foods

Dean Foods is a leading food and beverage company and the largest processor and direct-to-store distributor of fresh fluid milk and other dairy and dairy case products in the United States. Headquartered in Dallas, Texas, the Dean Foods portfolio includes DairyPure®, the country’s first and largest fresh, national white milk brand, and TruMoo®, the leading national flavored milk brand, along with well-known regional dairy brands such as Alta Dena®, Berkeley Farms®, Country Fresh®, Dean’s®, Friendly’s®, Garelick Farms®, LAND O LAKES®* milk and cultured products, Lehigh Valley Dairy Farms®, Mayfield®, McArthur®, Meadow Gold®, Oak Farms®, PET®**, T.G. Lee®, Tuscan® and more. Dean Foods also has a joint venture with Organic Valley®, distributing fresh organic products to local retailers. In all, Dean Foods has more than 50 national, regional and local dairy brands as well as private labels. Dean Foods also makes and distributes ice cream, cultured products, juices, teas, and bottled water. Approximately 15,000 employees across the country work every day to make Dean Foods the most admired and trusted provider of wholesome, great-tasting dairy products at every occasion. For more information about Dean Foods and its brands, visit www.deanfoods.com.

*The LAND O LAKES brand is owned by Land O’Lakes, Inc. and is used by license.

**PET is a trademark of Eagle Family Foods Group LLC, under license.

CONTACT: Investor Relations/External Communications, Suzanne Rosenberg, +1 214-303-3438. Media please contact +1 214-721-7766 or media@deanfoods.com